Exhibit 10.4

[On Education Lending Group, Inc. Letterhead]

January 4, 2005

Mr. James G. Clark

3525 Del Mar Heights Road, Suite 615

San Diego, CA 92130

Dear Jim:

This letter is being written to you in connection with the execution of an Agreement and Plan of Merger (the “Merger Agreement”) between and among Education Lending Group, Inc. (“EDLG”), CIT Group Inc. (“CIT”), and a wholly-owned subsidiary of CIT. You and we have agreed that if the acquisition of EDLG by CIT in the manner contemplated by the Merger Agreement occurs, you will continue in your current position as Executive Vice President and Chief Financial Officer of EDLG on the terms and conditions specified in your current employment agreement which was entered into between you and EDLG, under its former name, Direct III Marketing, on September 15, 2001 (the “Employment Agreement”), with the amendments made below in this letter. Assuming you agree that this letter correctly sets forth the matters we have agreed upon, you should countersign both original copies of this letter in the place provided, retain one fully executed copy for your records and return the other copy to me.

If the acquisition of EDLG by CIT in the manner contemplated by the Merger Agreement occurs, the following additional terms will apply to your employment by EDLG from and after the date (the “Acquisition Date”) of the purchase of shares in the Offer (as defined in the Merger Agreement):

1. Term. The term of your employment will continue from the Effective Time (as defined in the Merger Agreement) through the date (the “End Date”) that is exactly five calendar months after the Effective Time. Assuming your employment with EDLG has not otherwise been terminated before the End Date, your employment will terminate on the End Date.

2. Compensation.

(a) 2004 Bonus. You will be entitled to payment of your 2004 bonus on the terms and conditions generally applicable to continuing employees of EDLG, without regard to whether you remain in the employ of EDLG at the time that bonus becomes payable.

(b) 2005 Compensation. For the period from January 1, 2005 through the End Date, you will be paid base salary at a rate equal to 104% of the rate that was in effect during 2004 and, in addition, you will be paid, in lieu of an annual bonus for 2005, an amount equal to 104% of your 2004 bonus multiplied by a fraction, the numerator of which is the number of days from January 1, 2005 through the End Date, inclusive, and the denominator of which is 365. The base salary component will be paid to you in accordance with CIT’s normal payroll practices. The payment in lieu of bonus will be paid to you not later than the End Date.

3. Effect of Transaction and Termination. EDLG acknowledges that the purchase of shares in the Offer constitutes a Change of Control for purposes of your Employment Agreement and that, absent this letter, you would be entitled to all of the payments and benefits specified in Section 10(e) of the Employment Agreement if you chose to terminate your employment with EDLG on or after the Acquisition Date. EDLG therefore agrees that, in consideration of your agreement to remain in the full-time employ of EDLG through the End Date, upon termination of your employment with EDLG at any time on or after the Acquisition Date for any reason whatsoever (including, without limitation, death, disability, for Cause, or without Cause), your employment with EDLG will be deemed to have been terminated by EDLG without Cause during the two year period beginning on the date of a Change of Control with the result that you will be entitled to the payments and benefits specified in Section 10(e) of the Employment Agreement.

4. No Other Changes to Employment Agreement. Except as specifically modified by this letter, all of the terms in your Employment Agreement continue in full force and effect.

Jim, we appreciate your willingness to continue working with us during the five months after the Effective Time.

Sincerely,

Education Lending Group, Inc.

By	/s/ Douglas L. Feist
Douglas L. Feist
EVP and Secretary

Agreed this 4th day of January, 2005:

/s/ James G. Clark
JAMES G. CLARK

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